SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

STRATASYS LTD.

(Exact Name of Registrant as Specified in its Charter)

Israel	Not applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Stratasys, Inc. 7665 Commerce Way Eden Prairie, Minnesota 55344	1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot, Israel 76124
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Ordinary Shares, par value NIS 0.01 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box: ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

Item 1. Description of Securities To Be Registered.

On December 21, 2023, the Board of Directors of Stratasys Ltd. (the “Company”) approved the issuance by the Company, on January 2, 2024, of one purchase right (a “Right”), for each ordinary share, par value 0.01 New Israeli Shekels per share, of the Company (“Ordinary Share”) outstanding at the close of business on January 2, 2024, to the shareholders of record on that date. In connection with the issuance of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of December 21, 2023, between the Company and Continental Stock Transfer& Trust Company, as rights agent.

Each Right entitles the registered holder thereof to purchase from the Company one Ordinary Share at a price of $0.01 per Ordinary Share, subject to adjustment, once the Rights become exercisable, and subject to the exercise terms and conditions thereof described in the Rights Agreement.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which serves as Exhibit 4.1 hereto and which is incorporated by reference herein. The description of the Rights is incorporated herein by reference to the description set forth in the “Contents” of the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission (the “Commission”) on December 21, 2023 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2. Exhibits.

4.1	Rights Agreement, dated as of December 21, 2023, between Stratasys Ltd. and Continental Stock Transfer & Trust Company, as rights agent, which includes the Form of Right Certificate (Exhibit A) and the Form of Summary of Rights (Exhibit B) appended thereto (incorporated by reference to Exhibit 4.1 to the Report of Foreign Private Issuer on Form 6-K furnished by the Company to the Commission on December 21, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

STRATASYS LTD.

Dated: December 21, 2023	By:	/s/ Eitan Zamir
	Name:	Eitan Zamir
	Title:	Chief Financial Officer

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